PACIFIC FUNDS - PF Real Estate Fund
                         Report Pursuant to Rule 10f-3
                         Quarter Ended March 31, 2017

Item                              Securities Purchased

(1)  Name of Issuer                Colony Starwood Homes
(2)  Description of Security (name, coupon, maturity,
     subordination, common stock, etc.)                 Common
(3)  Date of Purchase (Provide proof of purchase, e.g.,
     trade ticket)
03/02/2017
(4)  Date of Offering
03/01/2017
(5)  Unit Price                                          $32.50
(6)  Principal Amount of Total Offering            $652,498,958
(7)  Underwriting Spread:
     Dollars ($)                                         $0.975
     Percent (%)                                         3.000%
(8)  Names of Syndicate Members For the purchased 10f-3
      only: Insert all Syndicate Members (not just those listed
 on cover of offering document) Merrill Lynch, Pierce Fenner & Smith Inc; JP Morgan; Deutsche Bank; Goldman Sachs; Morgan
Stanley & Co; Citigroup Global Markets; Wells Fargo Securities
(9)  Dollar Amount of Purchase by the Portfolio        $142,480.00
(10) % of Offering Purchased by Fund                      0.022%
(11) % of Offering Purchased by: Associated Accounts
     (Excluding this Fund).                             1.971%
(12) Sum of Items (10) and (11) ?
Limit is no more than 25%         1.992%
(13) % of Portfolio Assets Applied to Purchase               0.218%
(14) Name(s) of Syndicate Members (s) from whom Purchased
        JP Morgan Chase
(15) Name of Affiliated Underwriter
        Morgan Stanley & Co.



                   PACIFIC FUNDS - PF REAL ESTATE FUND
             REPORT PURSUANT TO RULE 10F-3 - QUARTER ENDED 3/31/2017

Eligibility (check one): [X] Registered public offering
                         [ ] Government security
                         [ ] Eligible Municipal Security
                         [ ] Eligible Foreign Offering
                         [ ] Eligible Rule 144A Offering

Check if the following conditions have been met (and discuss any exceptions):

     [X]     The securities were purchased (1) prior to the end
of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible
Foreign Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

     [X]     The securities were offered pursuant to an under-
writing or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

     [X]     The commission, spread or profit was reasonable and
fair in relation to that being received by others for underwriting similar securities during a comparable period of time. If only one comparable security was reviewed for these purposes, we represent that we are not aware of any other comparable underwritings.

     [X]     Except for Eligible Municipal Securities, the issuer
of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

     [ ]     In the case of Eligible Municipal Securities, the
issuer has been rated investment grade by at least one NRSRO, provided that, if the issuer or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

     [X]     Percentage of offering purchased by the Fund
and other funds advised by the same investment adviser
(or its affiliates) or accounts with respect to which the same investment adviser (or its affiliates) has, and has exercised, investment discretion, did not exceed: (a) for Eligible Rule 144A offering, 25% of the total of
(1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class. Identify such other purchasers:

     [X]     The Fund did not purchase the securities being offered
directly or indirectly from an Affiliated Underwriter, provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriteror seller of securities were relied upon to determine (attach copy of written statement for each box checked):

     [ ]     the securities were sold in an Eligible Rule 144A Offering;
     [ ]     compliance with the first condition, above, regarding time and price.

Manager hereby certifies that the purchase of securities noted above under "Securities Purchased" complies with the Rule 10f-3 Procedures.

I warrant and represent that no language in this form of certification that was sent to us by the Adviser has been changed; and if any changes were made, they are deemed null and void. By execution of this certification below, I certify to the form of certification originally provided to me by the Adviser.

Date: 4/17/17                                Signed: /s/ TED BIGMAN
      -------                                    ------------------
                                               Name: Ted Bigman
                                               Title: Managing Director